EXHIBIT 2

FIRSTSERVICE CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

Year ended

December 31, 2011

FIRSTSERVICE CORPORATION

MANAGEMENT’S REPORT
MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of FirstService Corporation (the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate.  The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit Committee consisting of three independent directors.  The Audit Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders.  Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded six individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2011.   The total assets and total revenues of the six individually insignificant controlled entities represent 3.3% and 0.9%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2011.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2011, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2011, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2011, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer
March 1, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of FirstService Corporation

We have audited the accompanying consolidated balance sheets of FirstService Corporation as of December 31, 2011 and December 31, 2010, and the related consolidated statements of earnings (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. We also have audited FirstService Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded six entities acquired by the Company from its assessment of internal control over financial reporting as at December 31, 2011 because these entities were acquired by the Company in purchase business combinations during the year ended December 31, 2011.  We have also excluded these entities acquired by the company during the year ended December 31, 2011 from our audit of internal control over financial reporting.  The total assets and total revenues of these majority owned entities represent 3.3% and 0.9%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2011.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstService Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, FirstService Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by COSO.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 1, 2012

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in thousands of US dollars, except per share amounts)

Years ended December 31	2011	2010	2009

Revenues	$2,224,171	$1,986,271	$1,703,222

Cost of revenues (exclusive of depreciation and amortization shown below)	1,436,214	1,221,323	1,062,406
Selling, general and administrative expenses	634,321	620,401	526,669
Depreciation	30,661	28,280	26,833
Amortization of intangible assets	20,265	19,606	19,550
Goodwill impairment charge (note 11)	-	-	29,583
Acquisition-related items (note 5)	4,649	(871)	-
Operating earnings	98,061	97,532	38,181

Interest expense	17,975	18,347	13,923
Interest income	(1,167)	(950)	(1,417)
Other expense (income), net (note 6)	6,317	3,007	(6,112)
Earnings before income tax	74,936	77,128	31,787
Income tax (note 16)	(26,807)	29,228	39,066
Net earnings (loss) from continuing operations	101,743	47,900	(7,279)

Net loss from discontinued operations, net of income tax (note 4)	-	-	(576)
Net earnings (loss)	101,743	47,900	(7,855)

Non-controlling interest share of earnings (note 13)	14,692	15,420	4,397
Non-controlling interest redemption increment (note 13)	12,941	18,916	32,602
Net earnings (loss) attributable to Company (note 17)	74,110	13,564	(44,854)
Preferred share dividends	9,971	10,101	10,101

Net earnings (loss) attributable to common shareholders	$64,139	$3,463	$(54,955)

Net earnings (loss) per common share (note 18)
Basic
Continuing operations	$2.13	$0.12	$(1.85)
Discontinued operations	-	-	(0.02)
	$2.13	$0.12	$(1.87)

Diluted
Continuing operations	$2.03	$0.11	$(1.85)
Discontinued operations	-	-	(0.02)
	$2.03	$0.11	$(1.87)

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

As at December 31	2011	2010
Assets
Current assets
Cash and cash equivalents	$97,799	$100,359
Restricted cash	4,493	4,337
Accounts receivable, net of allowance of $19,700 (December 31, 2010 - $18,752)	286,019	262,654
Income tax recoverable	9,661	7,211
Inventories (note 7)	11,831	9,140
Prepaid expenses and other current assets	23,874	23,036
Deferred income tax (note 16)	16,527	12,893
	450,204	419,630

Other receivables	6,684	8,452
Other assets (note 8)	10,344	19,352
Fixed assets (note 9)	94,150	86,134
Deferred income tax (note 16)	87,940	22,922
Intangible assets (note 10)	188,909	193,194
Goodwill (note 11)	395,487	379,857
	783,514	709,911
	$1,233,718	$1,129,541

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$82,114	$72,263
Accrued liabilities (note 7)	272,106	273,894
Income tax payable	3,214	3,261
Unearned revenues	19,448	22,143
Long-term debt - current (note 12)	216,373	39,249
Deferred income tax (note 16)	995	1,094
	594,250	411,904

Long-term debt - non-current (note 12)	100,042	201,491
Convertible debentures (note 12)	77,000	77,000
Contingent acquisition consideration	10,166	12,088
Other liabilities	29,077	20,277
Deferred income tax (note 16)	38,160	33,175
	254,445	344,031
Non-controlling interests (note 13)	141,404	174,358

Shareholders' equity
Preferred shares (note 14)	140,561	144,307
Common shares (note 14)	110,821	106,473
Contributed surplus	27,970	26,782
Deficit	(63,958)	(110,553)
Accumulated other comprehensive earnings	28,225	32,239
	243,619	199,248
	$1,233,718	$1,129,541

Commitments and contingencies (notes 14 and 21)

The accompanying notes are an integral part of these financial statements.

On behalf of the Board of Directors,
/s/Bernard I. Ghert	/s/Jay S. Hennick
Director	Director

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and		Issued and				other	Total
	outstanding		outstanding		Contributed		comprehensive	shareholders'
	shares	Amount	shares	Amount	surplus	Deficit	earnings	equity

Balance, December 31, 2008	5,772,274	$144,307	29,333,484	$86,913	$25,899	$(59,061)	$1,083	$199,141
Comprehensive earnings:
Net earnings	-	-	-	-	-	(7,855)	-	(7,855)
Foreign currency translation adjustments	-	-	-	-	-	-	18,339	18,339
Less: amount attributable to NCI	-	-	-	-	-	-	(701)	(701)
Comprehensive earnings								9,783
NCI share of earnings	-	-	-	-	-	(4,397)	-	(4,397)
NCI redemption increment	-	-	-	-	-	(32,602)	-	(32,602)
Subsidiaries’ equity transactions	-	-	-	-	(773)	-	-	(773)

Subordinate Voting Shares:
Stock option expense	-	-	-	-	1,833	-	-	1,833
Stock options exercised	-	-	246,755	3,645	(1,119)	-	-	2,526
Tax benefit on options exercised	-	-	-	-	188	-	-	188
Issued for purchase of NCI	-	-	44,671	436	-	-	-	436
Preferred Shares:
Dividends (note 14)	-	-	-	-	-	(10,101)	-	(10,101)

Balance, December 31, 2009	5,772,274	144,307	29,624,910	90,994	26,028	(114,016)	18,721	166,034
Comprehensive earnings:
Net loss	-	-	-	-	-	47,900	-	47,900
Foreign currency translation adjustments	-	-	-	-	-	-	14,360	14,360
Less: amount attributable to NCI	-	-	-	-	-	-	(842)	(842)
Comprehensive earnings								61,418
NCI share of earnings	-	-	-	-	-	(15,420)	-	(15,420)
NCI redemption increment	-	-	-	-	-	(18,916)	-	(18,916)
Subsidiaries’ equity transactions	-	-	-	-	(31)	-	-	(31)

Subordinate Voting Shares:
Stock option expense	-	-	-	-	2,575	-	-	2,575
Stock options exercised	-	-	311,950	6,404	(1,853)	-	-	4,551
Tax benefit on options exercised	-	-	-	-	63	-	-	63
Issued for purchase of NCI	-	-	381,414	9,075	-	-	-	9,075
Preferred Shares:
Dividends (note 14)	-	-	-	-	-	(10,101)	-	(10,101)
Balance, December 31, 2010	5,772,274	$144,307	30,318,274	$106,473	$26,782	$(110,553)	$32,239	$199,248

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and		Issued and				other	Total
	outstanding		outstanding		Contributed		comprehensive	shareholders'
	shares	Amount	shares	Amount	surplus	Deficit	earnings	equity

Balance, December 31, 2010	5,772,274	$144,307	30,318,274	$106,473	$26,782	$(110,553)	$32,239	$199,248
Comprehensive earnings:
Net earnings	-	-	-	-	-	101,743	-	101,743
Foreign currency translation adjustments	-	-	-	-	-	-	(4,185)	(4,185)
Less: amount attributable to NCI	-	-	-	-	-	-	171	171
Comprehensive earnings								97,729
NCI share of earnings	-	-	-	-	-	(14,692)	-	(14,692)
NCI redemption increment	-	-	-	-	-	(12,941)	-	(12,941)
Subsidiaries’ equity transactions	-	-	-	-	310	-	-	310

Subordinate Voting Shares:
Stock option expense	-	-	-	-	2,335	-	-	2,335
Stock options exercised	-	-	262,750	7,112	(1,922)	-	-	5,190
Tax benefit on options exercised	-	-	-	-	465	-	-	465
Purchased for cancellation	-	-	(639,770)	(2,764)	-	(17,544)	-	(20,308)
Preferred Shares:
Purchased for cancellation	(149,640)	(3,746)	-	-	-	-	-	(3,746)
Dividends (note 14)	-	-	-	-	-	(9,971)	-	(9,971)
Balance, December 31, 2011	5,622,634	$140,561	29,941,254	$110,821	$27,970	$(63,958)	$28,225	$243,619

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars)

Years ended December 31	2011	2010	2009

Cash provided by (used in)

Operating activities
Net earnings (loss)	$101,743	$47,900	$(7,855)
Net loss from discontinued operations	-	-	576
Items not affecting cash:
Depreciation and amortization	50,926	47,886	46,383
Goodwill impairment charge	-	-	29,583
Deferred income tax	(64,512)	(7,440)	(3,178)
Loss (earnings) from equity method investments	3,475	4,046	(1,548)
Stock option expense	2,335	2,761	2,649
Other	7,611	(3,927)	1,635
Incremental tax benefit on stock options exercised	(465)	(63)	(188)
Changes in non-cash working capital:
Accounts receivable	(22,452)	(39,078)	(38,301)
Inventories	(2,359)	299	1,114
Prepaid expenses and other current assets	(1,796)	1,348	(2,614)
Accounts payable	10,956	4,603	3,383
Accrued liabilities	(7,325)	66,184	49,063
Income tax payable	(1,383)	(3,331)	3,271
Unearned revenues	(2,946)	764	(6,203)
Other liabilities	6,406	(6,901)	5,527
Discontinued operations	-	-	(2,248)
Net cash provided by operating activities	80,214	115,051	81,049
Investing activities
Acquisitions of businesses, net of cash acquired (note 3)	(22,975)	(34,710)	(16,831)
Investment in equity securities (note 8)	-	-	(13,955)
Purchases of fixed assets	(37,400)	(32,460)	(24,234)
Changes in restricted cash	(156)	702	5,201
Other investing activities	1,685	343	2,925
Discontinued operations	-	-	1,343
Net cash used in investing activities	(58,846)	(66,125)	(45,551)
Financing activities
Increase in long-term debt	207,816	86,540	110,162
Repayment of long-term debt	(133,854)	(84,793)	(143,965)
Issuance of convertible debentures	-	-	77,000
Financing fees paid	-	(128)	(3,801)
Purchases of non-controlling interests	(56,621)	(39,058)	(42,602)
Sale of interests in subsidiaries to non-controlling interests	1,014	848	356
Contingent acquisition consideration paid	(1,623)	(318)	-
Proceeds received on exercise of stock options	5,190	4,551	2,526
Incremental tax benefit on stock options exercised	465	63	188
Dividends paid to preferred shareholders	(9,971)	(10,101)	(10,101)
Distributions paid to non-controlling interests	(10,617)	(8,654)	(13,293)
Repurchases of Subordinate Voting Shares	(20,308)	-	-
Repurchases of Preferred Shares	(3,746)	-	-
Net cash used in financing activities	(22,255)	(51,050)	(23,530)
Effect of exchange rate changes on cash	(1,673)	2,705	7,761
(Decrease) increase in cash and cash equivalents	(2,560)	581	19,729
Cash and cash equivalents, beginning of year	100,359	99,778	79,642
Amounts held by discontinued operations, beginning of year	-	-	407
	100,359	99,778	80,049
Cash and cash equivalents, end of year	$97,799	$100,359	$99,778

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars, except per share amounts)

1.	Description of the business

FirstService Corporation (the “Company”) is a provider of real estate-related services to the commercial, institutional and residential markets in North America and various countries around the world.  The Company’s operations are conducted in three segments: Commercial Real Estate (“CRE”) Services, Residential Property Management and Property Services.  The Company operates as Colliers International within CRE; FirstService Residential Management, American Pool Enterprises and various regional brands within Residential Property Management; and Field Asset Services and several franchise brands within Property Services.

2.	Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates are related to the determination of fair values of assets acquired and liabilities assumed in business combinations, recoverability of goodwill and intangible assets, estimated fair value of contingent consideration related to acquisitions, recoverability of deferred income tax assets, quantification of uncertain tax positions and the collectability of accounts receivable. Actual results could be materially different from these estimates.

Significant accounting policies are summarized as follows:

Basis of consolidation
The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary.  Where the Company does not have a controlling interest but has the intent and ability to exert significant influence, the equity method is used.  Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents
Cash equivalents consist of short-term interest-bearing securities, which are readily convertible into cash and have original maturities at the date of purchase of three months or less.

Restricted cash
Restricted cash consists of cash over which the Company has legal ownership but is restricted as to its availability or intended use, including funds held on behalf of clients and franchisees.

Inventories
Inventories are carried at the lower of cost and market.  Cost is determined using the weighted average method.

Fixed assets
Fixed assets are carried at cost less accumulated depreciation.  The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred.  Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable.  An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group.  Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments in securities
The Company classifies investments in securities under the caption “other assets”.  Investments in equity securities are accounted for using the equity method or cost method.  The equity method is utilized where the Company has the ability to exercise significant influence on the investee.  Realized gains or losses and equity earnings or losses are recorded in other income (expense).  Equity securities, including marketable equity securities as well as those accounted for under the equity method and cost method, are regularly reviewed for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds fair value, the duration of the market decline, the Company’s intent and ability to hold until forecasted recovery, and the financial health and prospects for the issuer.  Other-than-temporary impairment losses on equity securities are recorded in earnings.

Financial instruments and derivatives
Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value.  From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long term debt.  Hedge accounting has been applied and the swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in earnings.  The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings.  If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method.

Fair value
The Company uses the fair value measurements framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis.  The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value.  An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.  The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Financing fees
Financing fees related to the revolving credit facility, Senior Notes and Convertible Debentures are deferred and amortized to interest expense using the effective interest method.

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired.  Indefinite life intangible assets are not subject to amortization.  Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Franchise rights	by pattern of use, currently estimated at 2.5% to 15% per year
Trademarks and trade names:	straight-line over 15 to 35 years
Management contracts and other	straight-line over life of contract ranging from 2 to 15 years
Brokerage backlog	as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition.  If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized.  Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.

On July 1, 2011, the Company adopted new guidance on testing goodwill for impairment (see note 24).  Impairment of goodwill is tested at the reporting unit level.  The Company has eight reporting units determined with reference to business segment, customer type, service delivery model and geography.  Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required.  Where it is determined to be more likely than not that the carrying amount exceeds the fair value then a two-step goodwill impairment test is performed.  In the first step, the reporting unit’s carrying amount, including goodwill, is compared to the estimated fair value of the reporting unit.  The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any.  Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Convertible debentures
The Company issued Convertible Debentures in November 2009 (see note 12).  The Convertible Debentures are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature.  Interest on the Convertible Debentures is recorded as interest expense.  The earnings per share impact of the Convertible Debentures is calculated using the “if-converted” method, if dilutive, where coupon interest expense, net of tax, is added to the numerator and the number of potentially issuable common shares is added to the denominator.

Non-controlling interests
Non-controlling interests (“NCI”) are redeemable securities and accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.   This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.

Revenue recognition and unearned revenues
(a) Real estate brokerage operations
Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist.  In most cases, close of escrow or transfer of title is a future contingency, and accordingly, revenue recognition is deferred until this contingency is satisfied.

Commission revenues from real estate leasing are recognized once obligations under the commission arrangement are satisfied.  Terms and conditions of a commission arrangement include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy.  In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion, contingent on occupancy, is deferred until all contingencies are satisfied.

(b) Franchisor operations
The Company operates several franchise systems within its Property Services segment.  Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed or satisfied.  Royalty revenues are recognized based on a contracted percentage of franchisee revenues, as reported by the franchisees.  Revenues from administrative and other support services, as applicable, are recognized as the services are provided.

(c) Service operations other than real estate brokerage and franchisor operations
Revenues are recognized at the time the service is rendered.  Certain services including but not limited to real estate project management and appraisal projects in process, are recognized on the percentage of completion method, in the ratio of actual costs to total estimated contract costs.  In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent.  Amounts received from customers in advance of services being provided are recorded as unearned revenues when received.

Stock-based compensation
For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award.  The related stock option compensation expense is allocated using the graded attribution method.  For liability classified awards, the fair value of the award is measured each period it is outstanding and changes in fair value are recorded as compensation expense.

Notional value appreciation plans
Under these plans, subsidiary employees are compensated if the notional value of the subsidiary increases.  Awards under these plans generally have a term of up to ten years and a vesting period of five years.  The increase in notional value is calculated with reference to growth in earnings relative to a fixed threshold amount plus or minus changes in indebtedness relative to a fixed opening amount.  The calculation is designed to motivate and reward employees to grow earnings and repay indebtedness and is not measured by or linked to the growth in value of the subsidiary’s stock.  If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value.  The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued liabilities.

Foreign currency translation
Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity.  For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar.  The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings.  Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax
Income tax has been provided using the liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns.  Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs.  A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken in a tax return by recording a liability for unrecognized tax benefits on its balance sheet.  Uncertainties are quantified by applying a prescribed recognition threshold and measurement attribute.

Income tax is not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Business combinations
All business combinations are accounted for using the purchase method of accounting.  Transaction costs are expensed as incurred.

The fair value of the contingent consideration is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings.  However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

3.	Acquisitions

2011 acquisitions:
The Company completed six individually insignificant acquisitions, five in the Residential Property Management segment and one in the CRE segment.  In Residential Property Management, the acquired firms operate in North and South Carolina, Vancouver, Las Vegas, Toronto and Minneapolis.  The CRE business operates in California.  The acquisitions expand the Company’s geographic presence to new and existing markets.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$1,819
Long term assets	1,277
Current liabilities	(4,235)
Long-term liabilities	(1,779)
Non-controlling interests	(7,238)
$(10,156)

Cash consideration	$22,975
Acquisition date fair value of contingent consideration	3,482
Total purchase consideration	$26,457

Acquired intangible assets	$16,586
Goodwill	$20,027

2010 acquisitions:
The Company completed ten individually insignificant acquisitions, five in the CRE segment and five in the Residential Property Management segment.  In Residential Property Management, the acquired firms operate in New York City, Nevada, Houston, Calgary and Vancouver.  Four of the CRE businesses operate in the US Midwest and one in the Netherlands.  Several of these acquisitions expand the Company’s geographic presence to new markets.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$10,308
Long term assets	2,707
Current liabilities	(10,582)
Long-term liabilities	(7,430)
Non-controlling interests	(30,146)
$(35,143)

Note consideration	$475
Cash consideration	31,928
Acquisition date fair value of contingent consideration	11,672
Total purchase consideration	$44,075

Acquired intangible assets	$46,751
Goodwill	$32,467

In connection with the acquisition of a Netherlands-based commercial real estate firm completed in November 2010, a long-term liability of $375 related to a defined benefit pension plan was assumed.  The plan assets comprise an insurance contract.  As of December 31, 2011, the estimated fair value of plan assets and the projected benefit obligation were $3,648 and $3,974, respectively. The assumptions used in determining the projected benefit obligation included a discount rate of 4.5% and salary growth of 2.0%.

2009 acquisitions:
The Company completed three individually insignificant acquisitions in the Residential Property Management and Property Services operating segments during the year ended December 31, 2009.  Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$253
Long term assets	357
Current liabilities	(543)
Long-term liabilities	(472)
Non-controlling interests	(318)
$(723)

Note consideration	$420
Cash consideration	4,467
Acquisition date fair value of contingent consideration	949
Total purchase consideration	$5,836

Acquired intangible assets	$3,448
Goodwill	$3,111

Acquisition-related transaction costs for the year ended December 31, 2011 totaled $861 (2010 - $1,158; 2009 - $54) and were recorded as expense under the caption “acquisition-related items”.

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted fair cash flow model using the same assumptions implied in determining the purchase consideration.

The purchase price allocations of acquisitions resulted in the recognition of goodwill.  The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects.  For acquisitions completed during the year ended December 31, 2011, goodwill in the amount of $11,441 is deductible for income tax purposes (2010 - $15,067; 2009 - $1,929).

The Company typically structures its business acquisitions to include contingent consideration.  Certain vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to four-year periods following the dates of acquisition.  The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period.  If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

For acquisitions made after December 31, 2008, unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period.  The fair value recorded on the consolidated balance sheet as at December 31, 2011 was $12,844 (see note 20).  The estimated range of outcomes (undiscounted) for these contingent consideration arrangements is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and ranges from $14,800 to a maximum of $17,400.  The compensation element is recorded on a straight line basis over the contingency period and, as at December 31, 2011 totaled $3,900 (2010 - $1,532), and was recorded in “Other liabilities” on the balance sheet.  The estimated range of outcomes related to the compensation element is $9,400 to a maximum of $11,100.  These contingencies will expire during the period extending to December 2013.  During the year ended December 31, 2011, $1,806 was paid with reference to such contingent consideration (2010 - $318; 2009 - nil).  In addition, as at December 31, 2011, the Company had recorded in “Accrued liabilities” $3,109 of consideration payable related to acquisitions where all contingencies had been resolved (2010 - nil).

The contingent consideration on acquisitions completed before January 1, 2009 is recorded when the contingencies are resolved and the consideration is paid or becomes payable, at which time the Company records the fair value of the consideration paid or payable as additional costs of the acquired businesses.  The total contingent consideration recognized for the year ended December 31, 2011 was $60 (2010 - $350; 2009 - $10,513).  Contingent consideration paid during the year ended December 31, 2011 was $60 (2010 - $2,782; 2009 - $12,364) and the amount payable as at December 31, 2011 was nil (2010 - nil).  As at December 31, 2011, there was no contingent consideration outstanding (2010 - $8,400) in respect of pre-January 1, 2009 acquisitions.

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates.  The consideration for the acquisitions during the year ended December 31, 2011 was financed from borrowings on the Company’s revolving credit facility and cash on hand.

The amounts of revenues and earnings contributed from the date of acquisition and included in the Company’s consolidated results for the year ended December 31, 2011, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition date been January 1, 2010, are as follows:

	Revenues	Net earnings

Actual from acquired entities for 2011	$21,098	$1,569
Supplemental pro forma for 2011 (unaudited)	2,252,521	65,237
Supplemental pro forma for 2010 (unaudited)	2,096,049	8,342

Supplemental pro forma results were not adjusted for any non-recurring items.

4.	Dispositions

In July 2008, the Company completed the sale of the businesses comprising its Integrated Security Services (“ISS”) segment.  Included in discontinued operations for the year ended December 31, 2009 was an after-tax gain of $791 on the final settlement of ISS working capital.

In December 2008, the Company decided to sell its Chicago-based US mortgage brokerage and servicing operation (“USMB”) due to adverse credit market conditions.  USMB was previously reported within the Commercial Real Estate Services segment.  The Company wrote the net assets of USMB down to fair value less cost to sell as of December 31, 2008, with a loss in the amount of $11,021, which included a deferred income tax valuation allowance of $1,501.  In May 2009, the Company completed the sale of USMB and received aggregate consideration of $2,000.  The after-tax loss on the disposal for 2009 was $367 (net of income taxes of nil).  USMB has been reported as discontinued operations.

In January 2008, the Company decided to exit its Canadian commercial mortgage securitization operation (“CCMS”) due to adverse credit market conditions.  CCMS was previously reported within the Commercial Real Estate Services segment.  The exit was complete as of March 31, 2008 except for the disposal of the remaining mortgage loans receivable.  The last remaining mortgage assets were disposed of in 2009.  This operation has been reported as discontinued operations.

Operating results	2009

Revenues
USMB	$4,438
CCMS	623
5,061

Operating (loss) earnings before income taxes
USMB	$(831)
CCMS	580
(251)
Provision for income taxes	749
Net operating loss from discontinued operations	(1,000)
Net gain on disposal of ISS (after tax)	791
Net loss on disposal of USMB (after tax)	(367)
Net loss from discontinued operations	(576)

Net loss per common share from discontinued operations
Basic	$(0.02)
Diluted	(0.02)

5.	Acquisition-related items

Acquisition-related expense (income) is comprised of the following:

	2011	2010	2009

Settlement of acquisition-related liability	$-	$(4,496)	$-
Contingent consideration compensation expense	2,819	1,532	-
Contingent consideration fair value adjustments	969	935	-
Transaction costs	861	1,158	-
	$4,649	$(871)	$-

The settlement of the acquisition-related liability was related to a potential sales tax liability of an acquired entity over which the statute of limitations lapsed during the year ended December 31, 2010.

6.	Other expense (income)

	2011	2010	2009

Loss (earnings) from equity method investments	$3,475	$4,046	$(1,548)
Other-than-temporary impairment of investment	3,092	-	-
Gain on sale of investment	-	-	(4,488)
Other	(250)	(1,039)	(76)
	$6,317	$3,007	$(6,112)

During the year ended December 31 2011, as a result of a sustained decline in the market price of the shares of the Company’s investment in Colliers International UK plc (see note 8), an other-than-temporary impairment charge of $3,092 was recorded in the statement of earnings.

During the year ended December 31, 2009, the Company sold its investment in Resolve Business Outsourcing Income Fund, realizing a gain of $4,488.

7.	Components of working capital accounts

	December 31, 2011	December 31, 2010

Inventories
Work-in-progress	$5,497	$2,860
Finished goods	2,119	2,079
Supplies and other	4,215	4,201
	$11,831	$9,140

Accrued liabilities
Accrued payroll, commission and benefits	$184,493	$193,823
Accrued interest	1,888	2,160
Customer advances	4,246	3,178
Contingent acquisition consideration	2,678	1,224
Other	78,801	73,509
	$272,106	$273,894

8.	Other assets

	December 31, 2011	December 31, 2010

Equity method investments	$3,441	$13,222
Financing fees, net of accumulated amortization of $6,419 (December 31, 2010 - $5,308)	2,635	3,824
Other	4,268	2,306
	$10,344	$19,352

The Company holds 29.5% of the shares of Colliers International UK plc, a publicly traded commercial real estate business in the United Kingdom which it acquired in October 2009 at a cost of $13,955.  The shares are accounted for under the equity method.  The carrying value of the shares as at December 31, 2011 was nil (2010 - $8,993) (see notes 6 and 20).

9.	Fixed assets

December 31, 2011	Cost	Accumulated depreciation	Net

Land	$3,093	$-	$3,093
Buildings	14,442	4,455	9,987
Vehicles	26,030	19,827	6,203
Furniture and equipment	63,504	44,305	19,199
Computer equipment and software	98,535	66,123	32,412
Leasehold improvements	47,414	24,158	23,256
	$253,018	$158,868	$94,150

December 31, 2010	Cost	Accumulated depreciation	Net

Land	$3,070	$-	$3,070
Buildings	13,790	3,984	9,806
Vehicles	24,586	18,021	6,565
Furniture and equipment	59,806	38,668	21,138
Computer equipment and software	83,487	51,743	31,744
Leasehold improvements	38,261	24,450	13,811
	$223,000	$136,866	$86,134

Included in fixed assets are vehicles, office and computer equipment under capital lease at a cost of $5,466 (2010 - $6,984) and net book value of $2,948 (2010 - $3,240).

10.	Intangible assets

December 31, 2011	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$152,824	$48,683	$104,141
Franchise rights	37,246	12,648	24,598
Trademarks and trade names:
Indefinite life	20,702	-	20,702
Finite life	40,176	9,179	30,997
Management contracts and other	20,010	11,548	8,462
Brokerage backlog	2,240	2,231	9
	$273,198	$84,289	$188,909

December 31, 2010	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$148,408	$41,321	$107,087
Franchise rights	37,899	10,995	26,904
Trademarks and trade names:
Indefinite life	20,758	-	20,758
Finite life	38,857	8,828	30,029
Management contracts and other	17,541	9,509	8,032
Brokerage backlog	3,981	3,597	384
	$267,444	$74,250	$193,194

During the year ended December 31, 2011, the Company acquired the following intangible assets:

	Amount	Estimated weighted average amortization period (years)

Customer lists and relationships	$13,015	10.0
Franchise rights	97	9.4
Trademarks and trade names	3,060	19.6
Management contracts and other	998	6.7
	17,170	11.5

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending December 31:

2012	$19,310
2013	16,551
2014	14,847
2015	14,402
2016	13,868

11.	Goodwill

	Commercial Real Estate Services	Residential Property Management	Property Services	Consolidated

Balance, December 31, 2009	$125,502	$128,071	$86,654	$340,227
Goodwill arising from contingent acquisition consideration	-	626	-	626
Goodwill acquired during the period	18,776	13,691	-	32,467
Other items	-	(1,723)	(757)	(2,480)
Foreign exchange	8,540	227	250	9,017
Balance, December 31, 2010	152,818	140,892	86,147	379,857
Goodwill acquired during the period	279	19,748	-	20,027
Other items	(289)	(787)	(215)	(1,291)
Foreign exchange	(2,093)	(911)	(102)	(3,106)
Balance, December 31, 2011	150,715	158,942	85,830	395,487
Goodwill	180,298	158,942	85,830	425,070
Accumulated impairment loss	(29,583)	-	-	(29,583)
	$150,715	$158,942	$85,830	$395,487

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired.  No goodwill impairments were identified in 2011 or 2010.

In 2009, the Company was required to perform goodwill impairment tests due to a continuing deterioration of economic conditions negatively impacting the performance of the Commercial Real Estate segment. The Company determined that there were impairments in the North America and Central Europe & Latin America reporting units within the reportable segment driven by adverse economic conditions and sharply reduced brokerage activity. The fair values of the reporting units were determined using discounted cash flow models, which fell within Level 3 of the fair value hierarchy and were based on management’s forecast and current economic trends.  The amount of the impairment loss related to the two reporting units was $29,583 (net of income tax of nil).

12.	Long-term debt and convertible debentures

	December 31, 2011	December 31, 2010

Revolving credit facility	$180,057	$68,600
8.06% Senior Notes	-	14,284
6.40% Senior Notes	50,000	50,000
5.44% Senior Notes	80,000	100,000
Unamortized gain on settlement of interest rate swaps	386	563
Adjustment to senior notes resulting from interest rate swap	332	(377)
Capital leases maturing at various dates through 2013	2,337	2,530
Other long-term debt maturing at various dates up to and beyond 2016	3,303	5,140
	316,415	240,740
Less: current portion	216,373	39,249
Long-term debt - non-current	$100,042	$201,491
Convertible Debentures	77,000	77,000
	$177,042	$278,491

On September 6, 2007, the Company entered into an amended and restated credit agreement with a syndicate of banks to provide a $225,000 committed revolving credit facility with a five-year term ending September 7, 2012 (see note 25).  During the year ended December 31, 2011, the Company accessed an accordion feature within the credit agreement to expand the amount of the revolving credit facility by $50,000 to a total of $275,000.  The amended revolving credit facility bears interest at 0.75% to 1.30% over floating reference rates, depending on certain leverage ratios determined quarterly.  The weighted average interest rate for 2011 was 1.1% (2010 - 1.1%).  The revolving credit facility had $60,851 of available un-drawn credit as at December 31, 2011 ($120,389 was un-drawn at December 31, 2010).  As of December 31, 2011, letters of credit in the amount of $11,592 were outstanding ($13,511 as at December 31, 2010).  The revolving credit facility requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios.

The Company has outstanding $50,000 of 6.40% fixed-rate Senior Notes (the “6.40% Notes”).  The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments commencing on September 30, 2012.  The Company also has outstanding $80,000 of 5.44% fixed-rate Senior Notes (the “5.44% Notes”).  The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments which began on April 1, 2011.

The Company has indemnified the holders of the 6.40% Notes and 5.44% Notes (collectively, the “Notes”) from all withholding tax that is or may become applicable to any payments made by the Company on the Notes.  The Company believes this exposure is not material as of December 31, 2011.

The revolving credit facility and the Notes rank equally in terms of seniority.  The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the Company’s shares of its subsidiaries; an assignment of material contracts; and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by non-controlling interests.

The covenants of the revolving credit facility and the Notes agreements require the Company to maintain certain ratios including leverage, fixed charge coverage, interest coverage and net worth.  The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The Company has issued and outstanding $77,000 principal amount of 6.50% Convertible Unsecured Subordinate Debentures (“Convertible Debentures”) with a maturity date of December 31, 2014.  At the holder’s option, the Convertible Debentures may be converted at any time prior to maturity into Subordinate Voting Shares based on an initial conversion rate of approximately 35.7143 common shares per $1,000 principal amount of Convertible Debentures (which represents an initial conversion price of $28.00 per share).  The Company may also, at its option, redeem the Convertible Debentures at any time on or after December 31, 2012.  Subject to specified conditions, the Company has the right to repay the outstanding principal amount of the Convertible Debentures, on maturity or redemption, through the issuance of Subordinate Voting Shares.  The Company also has the option to satisfy its obligation to pay interest through the issuance and sale of Subordinate Voting Shares.  The Convertible Debentures are unsecured and contain no financial ratio covenants.

The effective interest rate on the Company’s long-term debt and Convertible Debentures for the year ended December 31, 2011 was 4.8% (2010 - 5.8%).  The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

2012	$216,373
2013	33,841
2014	110,396
2015	32,525
2016 and thereafter	280

13.	Non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as non-controlling interests (“NCI”).  The NCI are considered to be redeemable securities.  Accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.  This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.  The following table provides a reconciliation of the beginning and ending NCI amounts:

	2011	2010

Balance, January 1	$174,358	$164,168
NCI share of earnings	14,692	15,420
NCI share of other comprehensive earnings	(171)	842
NCI redemption increment	12,941	18,916
Distributions paid to NCI	(10,617)	(8,654)
Purchases of interests from NCI, net	(57,037)	(46,480)
NCI recognized on business acquisitions	7,238	30,146
Balance, December 31	$141,404	$174,358

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries.  These agreements allow the Company to “call” the non-controlling interest at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before extraordinary items, income taxes, interest, depreciation, and amortization.  The agreements also have redemption features which allow the owners of the NCI to “put” their equity to the Company at the same price subject to certain limitations.  The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares.  The redemption amount as of December 31, 2011 was $127,018 (2010 - $160,425).  The redemption amount is lower than that recorded on the balance sheet as the formula price of certain NCI are lower than the amount initially recorded at the inception of the minority equity position.  If all put or call options were settled with Subordinate Voting Shares as at December 31, 2011, approximately 4,900,000 (2010 - 5,600,000) such shares would be issued.

14.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and
An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Preferred Shares		Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount	Number	Amount

Balance, December 31, 2010	5,772,274	$144,307	28,992,580	$106,100	1,325,694	$373	30,318,274	$106,473
Balance, December 31, 2011	5,622,634	$140,561	28,615,560	$110,448	1,325,694	$373	29,941,254	$110,821

Each 7% Cumulative Preference Share, Series 1 (a “Preferred Share”) has a stated amount of $25.00.  Preferred Share dividends are payable quarterly on or about the last day of each quarter.  The Company may redeem each Preferred Share for $25.00 payable in cash, or alternatively the Company may convert each Preferred Share into Subordinate Voting Shares based on a price of $25.00.  Holders of the Preferred Shares have no redemption or conversion rights.

Pursuant to an agreement approved in February 2004, the Company agreed that it will make payments to its Chief Executive Officer (“CEO”) that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders.  The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets.  The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts.  The agreement provides for the CEO to receive each of the following two payments.  The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$5.675.  The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$11.05.  Assuming an arm’s length sale of control of the Company took place on December 31, 2011, the amount required to be paid to the CEO would be $58,188.

15.	Stock-based compensation

The Company incurred stock-based compensation expense of $2,335 during the year ended December 31, 2011 (2010 - $2,761; 2009 - $5,424).

Company stock option plan
The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO.  Options are granted at the market price for the underlying shares on the date of grant.  Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share.  All Subordinate Voting Shares issued are new shares.  As at December 31, 2011, there were 517,750 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards.  Stock option activity for the years ended December 31, 2011, 2010 and 2009 was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value

Shares issuable under options - December 31, 2008	1,580,755	$18.24
Granted	321,000	11.85
Exercised	(246,755)	10.11
Shares issuable under options - December 31, 2009	1,655,000	$18.22
Granted	520,000	19.15
Exercised	(311,950)	14.59
Forfeited	(12,750)	16.23
Shares issuable under options - December 31, 2010	1,850,300	$19.03
Granted	308,000	30.78
Exercised	(262,750)	19.87
Shares issuable under options - December 31, 2011	1,895,550	$20.83	2.26	$13,048
Options exercisable - End of period	951,350	$20.66	1.41	$6,672

As at December 31, 2011, the range of option exercise prices was $11.74 to $33.25 per share.  Also as at December 31, 2011, the aggregate intrinsic value and weighted average remaining contractual life for in-the-money options vested and expected to vest were $13,048 and 2.0 years, respectively.

The following table summarizes information about option exercises during years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009

Number of options exercised	262,750	311,950	246,755

Aggregate fair value	$8,510	$6,741	$4,070
Intrinsic value	3,320	2,190	1,544
Amount of cash received	5,190	4,551	2,526

Tax benefit recognized	$1,119	$699	$536

As at December 31, 2011, there was $3,632 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next 4 years.  During the year ended December 31, 2011, the fair value of options vested was $2,606 (2010 - $2,434; 2009 - $2,140).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	2011	2010	2009

Risk free rate	1.0%	1.4%	1.3%
Expected life in years	4.75	4.75	4.75
Expected volatility	39.4%	39.8%	38.8%
Dividend yield	0.0%	0.0%	0.0%

Weighted average fair value per option granted	$10.73	$6.85	$4.14

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term.  The expected life in years represents the estimated period of time until exercise and is based on historical experience.  The expected volatility is based on the historical prices of the Company’s shares over the previous four years.  The dividend yield assumption is based on the Company’s present intention to retain all earnings in respect of the Common Shares.

Subsidiary stock option plans
The Company has stock option plans at its Commercial Real Estate subsidiary entitling the holders to acquire up to a 16.1% interest in the subsidiary.  Grants under the subsidiary stock option plans are liability classified awards because the underlying stock is also classified as a liability (see note 13).  The fair value of the liability relating to these awards is calculated each period using the Black-Scholes option pricing model.  The fair value of the liability related to these awards as at December 31, 2011 was nil (2010 – nil) and compensation expense recognized related to the awards for the year ended December 31, 2011 was nil (2010 – nil).

16.	Income tax

Income tax differs from the amounts that would be obtained by applying the statutory rate to the respective year’s earnings before tax. These differences result from the following items:

	2011	2010	2009

Income tax expense using combined statutory rate of 28% (2010 - 31%, 2009 - 33%)	$21,158	$23,909	$10,489
Permanent differences	4,554	2,933	1,942
Tax effect of flow through entities	(3,462)	(2,768)	(796)
Goodwill or other investment impairment charge	874	-	9,643
Impact of changes in foreign exchange rates	(679)	(1,426)	4,718
Adjustments to tax liabilities for prior periods	940	1,499	(2,600)
Effects of changes in enacted tax rates	52	2,049	(854)
Changes in liability for unrecognized tax benefits	(342)	(5,881)	1,418
Stock-based compensation	(386)	(39)	(37)
Foreign state and provincial tax rate differential	(1,763)	(3,829)	(2,795)
Withholding tax	486	396	517
Other taxes	901	678	453
Loss (earnings) from equity method investments	605	1,348	(321)
Non-taxable income	-	(1,398)	-
Change in valuation allowances	(49,745)	11,757	17,289
Provision for (recovery of) income taxes as reported	$(26,807)	$29,228	$39,066

Earnings before income tax by jurisdiction comprise the following:

	2011	2010	2009

Canada	$33,331	$22,446	$30,112
United States	21,172	32,508	5,680
Australia	21,791	21,698	11,443
Foreign	(1,358)	476	(15,448)
Total	$74,936	$77,128	$31,787

The provision for (recovery of) income tax comprises the following:

	2011	2010	2009

Current
Canada	$4,630	$4,758	$2,244
United States	21,625	24,667	32,247
Australia	7,206	6,795	3,365
Foreign	3,708	448	1,795
	37,169	36,668	39,651

Deferred
Canada	(275)	(5,441)	878
United States	(63,049)	29	(576)
Australia	(729)	(1,418)	269
Foreign	77	(610)	(1,156)
	(63,976)	(7,440)	(585)
Total	$(26,807)	$29,228	$39,066

The significant components of deferred income tax are as follows:
	2011	2010

Deferred income tax assets
Loss carry-forwards	$76,422	$68,074
Expenses not currently deductible	15,179	12,966
Stock-based compensation	4,084	3,940
Basis differences of partnerships and other entities	11,316	1,093
Allowance for doubtful accounts	4,752	4,751
Inventory and other reserves	853	615
	112,606	91,439
Less: Valuation allowance	(8,139)	(55,624)
	104,467	35,815

Deferred income tax liabilities
Depreciation and amortization	37,880	33,293
Unrealized foreign exchange gains	168	518
Prepaid and other expenses deducted for tax purposes	995	189
Financing fees	112	269
	39,155	34,269
Net deferred income tax asset	$65,312	$1,546

Since 2008, the Company has recognized valuation allowances with respect to deferred income tax assets in its Commercial Real Estate operations, primarily in the United States, due to a history of operating losses.  During the fourth quarter of 2011, the Company completed a reorganization of certain operations in the United States to improve administrative efficiency and achieve other benefits. This reorganization was previously not considered prudent or feasible as the acquisitions and/or consents of significant non-controlling interests were required to complete the reorganization, which acquisitions and consents were not completed until the fourth quarter of 2011.  The reorganization provided objective evidence of projected future taxable income and pro forma historical taxable income that outweighs the negative evidence of historical operating losses. In addition, the projection of future taxable income results in the utilization of net operating losses well before the 20-year loss carry-forward limitation. As a result, a valuation allowance in the amount of $48,351 related to the United States Commercial Real Estate operations was reversed as of December 31, 2011.

As at December 31, 2011, the Company had gross operating loss carry-forward balances in the United States, primarily in the Commercial Real Estate segment, of approximately $143,875 (2010 - $112,115) prior to a valuation allowance of $4,092 (2010 - $110,342).  Also in the United States, the Company also had gross capital loss carry-forward balances which amounted to $692 (2010 - $10,446) as at December 31, 2011 prior to a valuation allowance of $692 (2010 - $10,446).

As at December 31, 2011, the Company had gross Canadian operating loss carry-forward balances of approximately $52,353 (2010 - $55,246) prior to a valuation allowance of $2,857 (2010 - $1,145).  These amounts are available to reduce future federal and provincial income taxes.

Net operating loss carry-forward balances attributable to the United States and Canada expire over the next 14 to 20 years.

The Company had gross foreign operating loss carry-forward balances as at December 31, 2011 of approximately $29,442 (2010 - $27,901), prior to a valuation allowance of $26,784 (2010 - $26,641).

Foreign gross capital loss carry-forward balances in Australia amounted to $9,389 (2010 - $9,634) as at December 31, 2011 prior to a valuation allowance of $9,389 (2010 - $9,634).

Cumulative unremitted earnings of US and foreign subsidiaries approximated $158,308 as at December 31, 2011 (2010 - $146,947).

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

Balance, December 31, 2009	$14,390
Increases based on tax positions related to the current period	944
Reduction for lapses in applicable statutes of limitations	(7,614)

Balance, December 31, 2010	7,720
Increases based on tax positions related to the current period	1,903
Decreases for tax positions of prior periods	(659)
Reduction for lapses in applicable statutes of limitations	(1,362)
Balance, December 31, 2011	$7,602

Of the $7,602 (2010 - $7,720) in gross unrecognized tax benefits, $7,602, (2010 - $7,720) would affect the Company’s effective tax rate if recognized.  For the year ended December 31, 2011, a recovery of $238 in interest and penalties related to provisions for income tax was recorded in income tax expense (2010 - recovery of $994; 2009 - expense of $125).  As at December 31, 2011, the Company had accrued $160 (2010 - $398) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $438 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company’s significant tax jurisdictions include the United States, Canada and Australia.  The number of years with open tax audits varies depending on the tax jurisdictions.  Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for three to four years and income tax returns filed with the U.S. Internal Revenue Service and related states are open for three to five years.  Tax returns in Australia are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above.  Actual settlements may differ from the amounts accrued.  The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

17.	Net earnings (loss) attributable to Company

The following table sets out the net earnings (loss) attributable to the Company’s common shareholders:

	2011	2010	2009
Amounts attributable to the Company:
Net earnings (loss) from continuing operations	$74,110	$13,564	$(44,373)
Net loss from discontinued operations	-	-	(481)
Net earnings (loss)	74,110	13,564	(44,854)
Preferred share dividends	9,971	10,101	10,101
Net earnings (loss) attributable to common shareholders	$64,139	$3,463	$(54,955)

18.	Net earnings (loss) per common share

Earnings per share calculations cannot be anti-dilutive, therefore diluted shares are not used in the denominator when the numerator is in a loss position.  The following table reconciles the numerator used to calculate earnings per common share:

	2011	2010	2009

Net earnings (loss) attributable to common shareholders	$64,139	$3,463	$(54,955)
Assumed interest savings on conversion of dilutive Convertible Debentures, net of tax	3,604	-	-
Net earnings (loss) for diluted earnings per share calculation purposes	$67,743	$3,463	$(54,955)

The Convertible Debentures were dilutive in 2011, but anti-dilutive in all other periods presented.  The following table reconciles the denominator used to calculate earnings per common share:

	2011	2010	2009

Shares issued and outstanding at beginning of period	30,318,274	29,624,910	29,333,484
Weighted average number of shares:
Issued during the period	218,418	455,708	104,091
Repurchased during the period	(443,081)	-	-
Weighted average number of shares used in computing basic earnings per share	30,093,611	30,080,618	29,437,575
Assumed exercise of stock options, net of shares assumed acquired under the Treasury Stock Method	457,404	286,193	78,580
Assumed conversion of dilutive Convertible Debentures	2,750,000	-	-
Number of shares used in computing diluted earnings per share	33,301,015	30,366,811	29,516,155

19.	Other supplemental information

	2011	2010	2009

Franchisor operations
Revenues	$74,429	$69,382	$66,966
Operating earnings	16,110	10,334	8,641
Initial franchise fee revenues	5,857	4,677	5,662

Cash payments made during the period
Income taxes	$43,897	$43,809	$33,270
Interest	16,240	18,301	13,470

Non-cash financing activities
Increases in capital lease obligations	$1,540	$1,240	$1,722

Other expenses
Rent expense	$65,992	$57,600	$48,957

20.	Financial instruments

Concentration of credit risk
The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable and other receivables.  Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across many different service lines in various countries.

Interest rate risk
The Company maintains an interest rate risk management strategy that uses interest rate hedging contracts from time to time.  The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds.  Fluctuations in interest rates affect the fair value of the hedging contracts as their value depends on the prevailing market interest rate.  Hedging contracts are monitored on a monthly basis.

As of December 31, 2011, the Company was party to an interest rate swap agreement to exchange the fixed rate on a portion of its debt to a floating rate.  On the 5.44% Senior Notes, an interest rate swap exchanges the fixed rate on $40,000 of principal for LIBOR (6 month in arrears) + 387 basis points.  The terms of the swap match the term of the 5.44% Senior Notes with a maturity of April 1, 2015.

The interest rate swap is being accounted for as a fair value hedge.  The swap is carried at fair value on the balance sheet, with gains or losses recognized in earnings.  The carrying value of the hedged debt is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized concurrently in earnings.  So long as the hedge is considered highly effective, the net impact on earnings is nil.

The following tables provide fair value information of the hedging instrument and the effect of the hedging instrument during the period:

	2011
Derivative designated as hedging instrument	Balance sheet location	Fair Value

Interest rate swaps	Other assets (non-current)	$332

During 2010, the Company settled two interest rate swap agreements for a cash gain in the amount of $669.  This gain is amortized over the remaining life of the underlying debt which has a final maturity of April 1, 2015.

Fair values of financial instruments
The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2011:

	Carrying value at	Fair value measurements
	December 31, 2011	Level 1	Level 2	Level 3

Interest rate swap asset	$332	$-	$332	$-
Contingent consideration liability	12,844	-	-	12,844

The fair value of the interest rate swap liability was determined using widely accepted valuation techniques.  The inputs to the measurement of the fair value of contingent consideration related to acquisitions made after December 31, 2008 are Level 3 inputs.  The fair value measurements were made using a discounted cash flows approach; significant model inputs were expected future operating cash flows and discount rates.  Changes in the fair value of the contingent consideration liability are comprised of the following:

Balance, December 31, 2010	$13,312
Amounts recognized on acquisitions	3,482
Fair value adjustments (note 5)	969
Resolved and settled in cash	(1,806)
Resolved and recorded in "Accrued liabilities"	(3,109)
Foreign exchange	(4)
Balance, December 31, 2011	$12,844

Less: current portion	$2,678
Non-current portion	$10,166

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated.  The following are estimates of the fair values for other financial instruments:

	2011		2010
	Carrying amount	Fair value	Carrying amount	Fair value

Other receivables	$6,684	$6,684	$8,452	$8,452
Investment in Colliers International UK plc	-	-	8,993	12,677
Long-term debt	316,415	332,918	240,740	258,930
Convertible debentures	77,000	83,930	77,000	95,865

Other receivables include notes receivable from minority shareholders and other non-current receivables.  The investment in Colliers International UK plc is included under the balance sheet caption “Other assets”.

21.	Commitments and contingencies

(a)  Lease commitments
Minimum operating lease payments are as follows:

Year ended December 31
2012	$63,182
2013	53,684
2014	38,996
2015	27,732
2016	18,977
Thereafter	50,769

(b)  Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business.  Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company.  The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

22.	Related party transactions

During the year ended December 31, 2011, the Company paid $3,363 (2010 - $2,812; 2009 - $2,556) in rent to entities controlled by minority shareholders of subsidiaries.  In addition, $15,821 (2010 - $16,036; 2009 - $5,925) of service revenues were earned from entities controlled by minority shareholders of subsidiaries and $370 (2010 - $169; 2009 - $1,030) of expenses were paid to entities controlled by minority shareholders of subsidiaries.

As at December 31, 2011, the Company had $3,954 of loans receivable from minority shareholders (2010 - $6,004) and $2,720 of loans payable to minority shareholders (2010 - $2,950).

23.	Segmented information

Operating segments
The Company has three reportable operating segments. The segments are grouped with reference to the nature of services provided and the types of clients that use those services.  The Company assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization.  CRE provides commercial property brokerage and other advisory services to clients in North America and in various other countries around the world.  Residential Property Management provides property management and related property services to residential communities in North America.  Property Services provides franchised and Company-owned property services to customers in North America. Corporate includes the costs of operating the Company’s corporate head office.

Included in total assets of the CRE segment at December 31, 2011 is $3,072 (2010 - $12,360) of investments in subsidiaries accounted for under the equity method.  The reportable segment information excludes intersegment transactions.

2011	Commercial Real Estate Services	Residential Property Management	Property Services	Corporate	Consolidated
Revenues	$994,579	$760,501	$468,903	$188	$2,224,171
Depreciation and amortization	22,073	18,022	10,692	139	50,926
Operating earnings (loss)	22,379	47,202	45,421	(16,941)	98,061
Other expense, net					(6,317)
Interest expense, net					(16,808)
Income taxes					26,807

Net earnings					101,743

Total assets	$576,268	$423,328	$210,898	$23,224	$1,233,718
Total additions to long lived assets	14,997	49,071	6,441	68	70,577

2010	Commercial Real Estate Services	Residential Property Management	Property Services	Corporate	Consolidated

Revenues	$861,917	$662,033	$462,141	$180	$1,986,271
Depreciation and amortization	23,362	14,605	9,544	375	47,886
Operating earnings (loss)	14,694	46,670	58,671	(22,503)	97,532
Other expense, net					(3,007)
Interest expense, net					(17,397)
Income taxes					(29,228)

Net earnings					$47,900

Total assets	$514,060	$359,247	$217,692	$38,542	$1,129,541
Total additions to long lived assets	78,068	41,182	6,650	273	126,173

2009	Commercial Real Estate Services	Residential Property Management	Property Services	Corporate	Consolidated

Revenues	$622,996	$645,251	$434,838	$137	$1,703,222
Depreciation and amortization	25,031	11,561	9,447	344	46,383
Operating earnings (loss)	(61,665)	49,399	62,028	(11,581)	38,181
Other expense, net					6,112
Interest expense, net					(12,506)
Income taxes					(39,066)
Net earnings from continuing operations					(7,279)
Net earnings from discontinued operations					(576)
Net earnings					$(7,855)

Total assets	$389,703	$350,025	$204,769	$65,033	$1,009,530
Total additions to long lived assets	15,281	24,941	13,595	438	54,255

Geographic information
Revenues in each geographic region are reported by customer locations.  Amounts reported in geographic regions other than the United States, Canada and Australia are primarily denominated in US dollars and Euros.

	2011	2010	2009

United States
Revenues	$1,523,912	$1,406,713	$1,282,129
Total long-lived assets	476,530	469,465	427,217

Canada
Revenues	$310,912	$246,809	$178,587
Total long-lived assets	91,821	76,502	56,460

Australia
Revenues	$171,873	$164,486	$112,369
Total long-lived assets	54,701	55,291	40,341

Other
Revenues	$217,474	$168,263	$130,137
Total long-lived assets	55,494	57,927	56,740

Consolidated
Revenues	$2,224,171	$1,986,271	$1,703,222
Total long-lived assets	678,546	659,185	580,758

24.	Impact of recently issued accounting standards

On January 1, 2011, the Company adopted a consensus of the Emerging Issues Task Force (“EITF”) on multiple-deliverable revenue arrangements (ASU 2009-13).  This consensus provides amendments to the existing criteria for separating consideration in multiple-deliverable revenue arrangements, and is expected to result in more separation of revenue elements than under existing accounting guidance.  The consensus also requires enhanced disclosures of the nature and terms of an entity’s multiple-deliverable arrangements, significant estimates, timing of delivery or performance and the general timing of revenue recognition.  The adoption of this consensus did not have a material effect on the Company’s results of operations, financial position or disclosure.

Effective January 1, 2011, the Company adopted an EITF consensus on the disclosure of supplementary pro forma information for business combinations (ASU 2010-29). The consensus specifies that when an entity completes a business combination, the entity should disclose revenue and earnings of the combined entity as though the business combination occurred as of the beginning of the comparable prior annual reporting period. The consensus also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the pro forma revenue and earnings. The adoption of this consensus impacted the Company’s pro forma disclosures on acquisitions.

Effective July 1, 2011, the Company adopted updated Financial Accounting Standards Board (“FASB”) guidance on testing goodwill for impairment (ASU 2011-08). This updated guidance simplifies the testing for goodwill impairment as it permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. The adoption of this updated guidance changed the manner in which goodwill testing is performed and did not have a material effect on the Company’s results of operations, financial position or disclosure.

In May 2011, the FASB issued updated guidance to achieve common fair value measurement and disclosure in US GAAP and IFRS (ASU 2011-04).  This update was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between US GAAP and IFRS. The update changes certain fair value measurement principles and enhances disclosure requirements, particularly for level 3 fair value measurements. This guidance is effective for the Company on January 1, 2012. The Company is in the process of evaluating its adoption and disclosure implications, but is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2011, the FASB issued updated guidance on the presentation of comprehensive income (ASU 2011-5). This guidance requires entities to present the total of comprehensive earnings, the components of net earnings, and the components of other comprehensive earnings either in a single continuous statement of comprehensive earnings or in two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive earnings in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive earnings to net earnings in the statement(s) where the components of net earnings and the components of other comprehensive earnings are presented. The guidance does not change the items that must be reported in other comprehensive earnings or when an item of other comprehensive earnings must be reclassified to net earnings. ASU 2011-5 will be applied retrospectively by the Company effective January 1, 2012, except for the requirement to present reclassifications from other comprehensive earnings to net earnings by item on the face of the financial statements, which has been deferred. The adoption of the guidance is expected to result in a change in disclosure of comprehensive earnings from within the statement of shareholders’ equity to a separate statement of comprehensive earnings.

25.	SUBSEQUENT EVENT

On March 1, 2012, the Company entered into a revised credit agreement (the “New Credit Agreement”) with a syndicate of lenders.  The New Credit Agreement increases the committed senior revolving credit facility to $350,000 from $275,000 and includes an uncommitted accordion provision allowing for an additional $100,000 of borrowing capacity under certain circumstances.  The New Credit Agreement has a five year term ending March 1, 2017 and bears interest at 1.25% to 3.00% over floating reference rates, depending on certain leverage ratios.  The remaining terms were substantially unchanged from the prior credit agreement.